AARON RENTS, INC.

2001 STOCK OPTION AND INCENTIVE AWARD PLAN

(Effective as of March 13, 2001)

TABLE OF CONTENTS

ARTICLE 1.	ESTABLISHMENT, PURPOSE, AND DURATION	1

1.1	Establishment of the Plan	1
1.2	Purpose of the Plan	1
1.3	Duration of the Plan	1

ARTICLE 2.	DEFINITIONS.	1

ARTICLE 3.	ADMINISTRATION	5

3.1	The Committee	5
3.2	Authority of the Committee	5
3.3	Decisions Binding	6
3.4	Employees in Foreign Countries	6

ARTICLE 4.	SHARES SUBJECT TO THE PLAN	6

4.1	Number of Shares	6
4.2	Lapsed Awards	6
4.3	Adjustments In Authorized Shares	7

ARTICLE 5.	ELIGIBILITY AND PARTICIPATION	7

ARTICLE 6.	STOCK OPTIONS	7

6.1	Grant of Options	7
6.2	Agreement	7
6.3	Option Price	8
6.4	Duration of Options	8
6.5	Exercise of Options	8
6.6	Payment	8
6.7	Termination of Employment Due to Death or Retirement	9
6.8	Termination of Employment for Other Reasons	9
6.9	Limited Transferability	10
6.10	Shareholder Rights	10

ARTICLE 7.	RESTRICTED STOCK; STOCK AWARDS	10

7.1	Grants	10
7.2	Restricted Period; Lapse of Restrictions	11
7.3	Rights of Holder; Limitations Thereon	11
7.4	Delivery of Unrestricted Shares	12
7.5	Nonassignability of Restricted	12

ARTICLE 8.	PERFORMANCE SHARES	12

8.1	Grant of Performance Shares	12
8.2	Value of Performance Shares	12

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8.3	Earning of Performance Shares	13
8.4	Form and Timing of Payment of Performance Shares	13
8.5	Termination of Employment Due to Death, Retirement or at the Request of the Company Without Cause	13
8.6	Termination of Employment for Other Reasons	14
8.7	Nontransferability	14

ARTICLE 9.	BENEFICIARY DESIGNATION	14

ARTICLE 10.	DEFERRALS	14

ARTICLE 11.	RIGHTS OF PARTICIPANTS	14

11.1	Employment	14
11.2	Participation	15

ARTICLE 12.	CHANGE IN CONTROL	15

ARTICLE 13.	AMENDMENT, MODIFICATION AND TERMINATION	15

13.1	Amendment, Modification and Termination	15
13.2	Awards Previously Granted	16
13.3	Compliance With Code Section 162(m)	16

ARTICLE 14.	WITHHOLDING	16

14.1	Tax Withholding	16
14.2	Share Withholding	16

ARTICLE 15.	INDEMNIFICATION	16

ARTICLE 16.	SUCCESSORS	17

ARTICLE 17.	LEGAL CONSTRUCTION	17

17.1	Gender and Number	17
17.2	Severability	17
17.3	Requirements of Law	17
17.4	Regulatory Approvals and Listing	17
17.5	Securities Law Compliance	18
17.6	Governing Law	18

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AARON RENTS, INC.

2001 STOCK OPTION AND INCENTIVE AWARD PLAN

ARTICLE 1.   ESTABLISHMENT, PURPOSE, AND DURATION

        1.1   Establishment of the Plan. Aaron Rents, Inc., a Georgia corporation (hereinafter referred to as the “Company”), hereby establishes a stock option and incentive award plan known as the “Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan” (the “Plan”), as set forth in this document. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Stock Awards, and Performance Share Awards.

        Subject to the approval of the Plan by the Company’s shareholders, the Plan shall become effective on the date it is approved by the Board of Directors (the “Effective Date”), and shall remain in effect as provided in Section 1.3. Any Award made under this Plan prior to shareholder approval of the Plan shall be void unless the Plan is approved by shareholders at the next meeting of the shareholders of the Company.

        1.2   Purpose of the Plan. . The purposes of the Plan are to promote greater stock ownership in the Company by key employees, directors, consultants, independent contractors, or other persons who perform services for the Company and/or its Parent, Subsidiaries, and affiliates (the “Participants”); to provide the means through which Participants can build a financial stake in the Company so as to align the economic interest of Participants with those of the Company’s shareholders; and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the continued success of the Company depends.

        1.3   Duration of the Plan. The Plan shall commence on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 13, until the day prior to the tenth (10th) annual anniversary of the Effective Date.

ARTICLE 2.   DEFINITIONS.

        Whenever used in the Plan, the following terms shall have the meanings set forth below:

      (a)   “Agreement” means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

      (b)   “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Stock Awards, or Performance Share Awards.

      (c)   “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      (d)   “Board” or “Board of Directors” means the Board of Directors of the Company.

      (e)   “Cause” means: (i) with respect to the Company or any Subsidiary which employs the Participant, or for which the Participant primarily performs services, the commission by the Participant of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction); (ii) the willful engaging by the Participant in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Company or any Subsidiary, monetarily or otherwise; or (iii) the willful and continued failure or habitual neglect by the Participant to perform his duties with the Company or the Subsidiary substantially in accordance with the operating and personnel policies and procedures of the Company or the Subsidiary generally applicable to all their employees. For purposes of this Plan, no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company and/or the Subsidiary. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Company that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the Participant in this Plan. “Cause” under either (i), (ii) or (iii) shall be determined by the Committee in its sole discretion.

      (f)   “Change in Control” shall be deemed to have occurred if:

      (i)   the Company consolidates or merges with or into another corporation, or is otherwise reorganized, and the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, directly and/or indirectly, more than 50% of the then outstanding shares of Class A Common Stock or more than 50% of the assets of the Company; or

      (ii)   more than 50% of the then outstanding shares of Class A Common Stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by (except as collateral security for a loan) any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or

      (iii)   all or substantially all of the assets of the Company are sold or otherwise transferred to or otherwise acquired by any other corporation, association or other person, entity or group; or

      (iv)   the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Committee determines affects control of the Company and constitutes a Change in Control for purposes of the Plan.

      (g)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor act thereto.

      (h)   “Committee” means (i) the committee appointed by the Board to administer the Plan with respect to grants of Awards, as specified in Article 3; or (ii) in the absence of such appointment, the Board itself.

      (i)   “Company” means Aaron Rents, Inc., a Georgia corporation, or any successor thereto as provided in Article 16.

      (j)   “Director” means any individual who is a member of the Board of Directors of the Company.

      (k)   “Employee” means any employee of the Company or any Parent, Subsidiary, or affiliate of the Company. Directors who are not otherwise employed by the Company or a Parent, Subsidiary or affiliate of the Company are not considered Employees under this Plan.

      (l)   “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

      (m)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      (n)   “Fair Market Value” shall be determined as follows:

      (i)   If, on the relevant date, the Shares are traded on a national or regional securities exchange or on The Nasdaq National Market System (“Nasdaq”) and closing sale prices for the Shares are customarily quoted, on the basis of the closing sale price on the principal securities exchange (or Nasdaq) on which the Shares may then be traded or, if there is no such sale on the relevant date, then on the immediately preceding day on which a sale was reported;

      (ii)   If, on the relevant date, the Shares are not listed on any securities exchange or traded on Nasdaq, but nevertheless are publicly traded and reported on Nasdaq without closing sale prices for the Shares being customarily quoted, on the basis of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by Nasdaq; but, if there are no bid and asked quotations in the over-the-counter market as reported by Nasdaq on that date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq on the immediately preceding day such bid and asked prices were quoted; and

      (iii)   If, on the relevant date, the Shares are not publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Committee.

      (o)   “Final Award” means the actual award earned during a performance period by a Participant, as determined by the Committee at the end of the performance period pursuant to Article 8.

      (p)   “Incentive Payment Date” means the seventy-fifth day following the last day of the performance period during which the Final Award under Article 8 was earned, or such earlier date upon which Final Awards are paid to Participants.

      (q)   “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

      (r)   “Insider” shall mean an Employee who is, on the relevant date, an officer or a Director, or a beneficial owner of ten percent (10%) or more of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, or any successor provision, all as defined under Section 16 of the Exchange Act.

      (s)   “Named Executive Officer” means, if applicable, a Participant who, as of the date of vesting and/or payout of an Award, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

      (t)   “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6, and which is not intended or otherwise fails to meet the requirements of Code Section 422.

      (u)   “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

      (v)   “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

      (w)   “Parent” means a “parent corporation,” whether now or hereafter existing as defined in Section 424(e) of the Code.

      (x)   “Participant” means an Employee, Director, independent contractor, consultant or other person who performs services for the Company or a Parent, Subsidiary, or affiliate of the Company, and who has been granted an Award under the Plan which is outstanding.

      (y)   “Performance Share Award” means an Award, which, in accordance with the terms of Article 8 and the other provisions of the Plan and subject to an Agreement, will entitle the Participant, or his estate or beneficiary in the event of the Participant’s death, to receive cash, Common Stock or a combination thereof.

      (z)   “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

      (aa)   “Plan” means this Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, including any amendments thereto.

      (bb)   “Retirement” shall mean retiring from employment with the Company or any affiliate of the Company on or after attaining the age 65.

      (cc)   “Restricted Stock” means an Award of Common Stock granted in accordance with the terms of Article 7 and the other provisions of the Plan, and which is nontransferable and subject to a substantial risk of forfeiture. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms hereof and the applicable Agreement, they become transferable and free of substantial risk of forfeiture.

      (dd)   “Shares” means the shares of Class B Common Stock of the Company, par value $.50 per share (including any new, additional or different stock or securities resulting from the changes described in Section 4.3).

      (ee)   “Stock Award” means a grant of Shares under Article 8 that is not generally subject to restrictions and pursuant to which a certificate for the Shares is transferred to the Employee.

      (ff)   “Subsidiary” means (i) in the case of an ISO, any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)), and (ii) in the case of all other Awards, in addition to a “subsidiary corporation” as defined above, a partnership, limited liability company, joint venture or other entity in which the Company directly or indirectly controls fifty percent (50%) or more of the voting power or equity interests.

ARTICLE 3.   ADMINISTRATION

        3.1   The Committee. The Plan shall be administered by the Stock Option Committee of the Board of Directors (or a subcommittee thereof), or by any other committee or subcommittee appointed by the Board that is granted authority to administer the Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. In the absence of any such appointment, the Plan shall be administered by the Board.

        3.2   Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full and exclusive power to select the Participants who shall participate in the Plan (who may change from year to year); determine the size and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan (including conditions on the exercisability of all or a part of an Option, restrictions on transferability, vesting provisions on Restricted Stock or Performance Share Awards and the duration of the Awards); construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 13) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan, including accelerating the time any Option may be exercised and establishing different terms and conditions relating to the effect of the termination of employment or other services to the Company. Further, the Committee shall make all other determinations which may be necessary or advisable in the Committee’s opinion for the administration of the Plan. All expenses of administering this Plan shall be borne by the Company.

        3.3   Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company, the shareholders, Participants and their estates and beneficiaries.

        3.4   Employees in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, appendices and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Subsidiary may operate to assure the viability of the benefits from Awards granted to Employees employed in such countries and to meet the objectives of the Plan.

ARTICLE 4.   SHARES SUBJECT TO THE PLAN

        4.1   Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant of Awards under the Plan shall be six hundred thousand (600,000) Shares. The Shares may, in the discretion of the Company, be either authorized but unissued Shares or Shares held as treasury shares, including Shares purchased by the Company, whether on the market or otherwise. The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

      (a)   The grant of an Option, Stock Award, or Restricted Stock Award shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

      (b)   The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Shares.

      (c)   While an Option, Stock Award, Restricted Stock Award or Performance Share Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

      (d)   In the event an Award is paid in the form of Shares or derivatives of Shares, the authorized pool shall be reduced by the number of Shares or Share derivatives paid to the Participant, as determined by the Committee.

      (e)   To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares represented by the cash settlement of the Award, as determined at the sole discretion of the Committee (subject to the limitation set forth in Section 4.2).

        4.2   Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, or if Shares are withheld in payment of the Option Price or for withholding taxes, any Shares subject to such Award or that are withheld shall again be available for the grant of an Award under the Plan.

        4.3   Adjustments In Authorized Shares. In the event of (i) any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; (ii) any corporate transaction to which Code Section 424(a) applies; or (iii) such other event which in the judgment of the Committee necessitates an adjustment; such adjustment shall be made in the maximum number and kind of shares which may be delivered under the Plan as set forth in Section 4.1 above, and in the number and kind of and/or price of shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of shares subject to any Award shall always be a whole number, and the Committee shall make such adjustments as are necessary to insure Awards of whole shares. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an outstanding Award.

ARTICLE 5.   ELIGIBILITY AND PARTICIPATION

        Any Director or Employee, or any independent contractor, advisor or consultant to the Company or a Parent, Subsidiary, or affiliate of the Company shall be eligible to receive an Award under the Plan. In determining the individuals to whom such an Award shall be granted and the number of Shares which may be granted pursuant to that Award, the Committee shall take into account the duties of the respective individual, his or her present and potential contributions to the success of the Company or a Parent, Subsidiary, or affiliate of the Company, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

ARTICLE 6.   STOCK OPTIONS

        6.1   Grant of Options. Subject to the terms and provisions of the Plan (including, if applicable, any appendix hereto), Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. No Participant may be granted ISOs (under the Plan and all other incentive stock option plans of the Company and any Parent or Subsidiary) which are first exercisable in any calendar year for Common Stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds One Hundred Thousand Dollars ($100,000). The preceding annual limit shall not apply to NQSOs. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided, however, that only an Employee may be granted an ISO. The maximum number of Shares subject to Options which can be granted under the Plan during any calendar year to any individual is 150,000 Shares.

        6.2   Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO, or otherwise fails or is not qualified as an ISO (even if designated as an ISO), shall be a NQSO. The Committee may provide in the Option Agreement for transfer restrictions, repurchase rights, vesting requirements and other limitations on the Shares to be issued pursuant to the exercise of an Option.

        6.3   Option Price. The Option Price for each grant of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. In no event, however, shall any Participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a share on the date the ISO is granted. The Option Price for each grant of a NQSO shall be established by the Committee and, in its discretion, may be less than, equal to or more than the Fair Market Value of a Share on the date the Option is granted. The Committee is authorized to issue Options, whether ISOs or NQSOs, at an Option Price in excess of the Fair Market Value on the date the Option is granted (the so-called “Premium Price” Option) to encourage superior performance.

        6.4   Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant; provided, further, however, that any ISO granted to any Participant who at such time owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, shall not be exercisable later than the fifth (5th) anniversary date of its grant.

        6.5   Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including, without limitation, conditions related to the employment of or provision of services by the Participant with the Company or any Parent, Subsidiary or other entity, which need not be the same for each grant or for each Participant. Each Option shall be exercisable for such number of Shares and at such time or times, including periodic installments, as may be determined by the Committee at the time of the grant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of a Change in Control (as defined in Section 12.1) of the Company or upon the occurrence of other events as specified in the Agreement. Except as otherwise provided in the Agreement and Article 12, the right to purchase Shares that are exercisable in periodic installments shall be cumulative so that when the right to purchase any Shares has accrued, such Shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option.

        6.6   Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full, either: (a) in cash, (b) in cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for a period of at least six months unless otherwise provided by the Committee), or (d) if approved by the Committee, by a combination of (a), (b) and (c). The Committee also may allow cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. The Company may, in its discretion, make a loan to the Participant for purposes of permitting the Participant to exercise an Option and to pay any withholding taxes in connection with the exercise of the Option. Such loan shall be on such terms and conditions as may be determined by the Company. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s), and may place appropriate legends on the certificates representing such Shares.

        6.7   Termination of Employment Due to Death or Retirement. Unless otherwise provided by the Committee in an Award Agreement, the following rules shall apply in the event of the Participant’s termination of employment due to death or Retirement:

      (a)   Termination by Death. In the event the Participant dies while actively employed, all outstanding unvested Options granted to that Participant shall immediately vest, and thereafter all vested Options shall remain exercisable at any time prior to their expiration date, or for two (2) years after the date of death, whichever period is shorter, by (i) such person(s) as shall have been named as the Participant’s beneficiary, (ii) such person(s) that have acquired the Participant’s rights under such Options by will or by the laws of descent and distribution, (iii) the Participant’s estate or representative of the Participant’s estate or (iv) by a transferee of the Option who has acquired the Option in a transaction that is permitted by Section 6.9.

      (b)   Termination by Retirement. In the event the employment of the Participant is terminated by reason of Retirement, (i) with respect to all ISO’s held by the Participant, all outstanding unvested Options granted to that Participant shall immediately vest, and thereafter all vested Options shall remain exercisable at any time prior to their expiration date, or for three (3) months after the effective date of Retirement, whichever period is shorter, and (ii) with respect to all NQSO’s held by the Participant, all outstanding Options shall continue to be exercisable in accordance with the vesting schedule in effect for such Options as if the Participant’s employment had not terminated.

      (c)   Employment Termination Followed by Death. In the event that a Participant’s employment terminates by reason of Retirement, and within the exercise period following such termination the Participant dies, then the remaining exercise period for outstanding Options shall be one (1) year following death. Such Options shall be exercisable by the persons specified in subsection (a) above.

        6.8   Termination of Employment for Other Reasons. Unless otherwise provided by the Committee in an Award Agreement and subject to the provisions of Article 12 hereof, if the employment of a Participant shall terminate for any reason other than the reasons set forth in Section 6.7, the rules of this Section 6.8 shall apply. All Options held by the Participant which are not vested as of the effective date of employment termination immediately shall be forfeited to the Company (and shall, subject to Section 4.2, once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Options, subject to such terms as the Committee, in its sole discretion, deems appropriate; provided, however, that the foregoing discretion shall not be applicable with regard to Awards to Named Executive Officers except to the extent permitted under Code Section 162(m).

        In the event an Employee’s employment is terminated by the Company or a Subsidiary for Cause, or an Employee voluntarily terminates his employment (other than upon Retirement), the Participant’s right to exercise any then vested outstanding Options shall terminate immediately upon such termination of employment. If the Employee’s employment is terminated by the Company or Subsidiary without Cause, any Options vested as of such Employee’s date of termination shall remain exercisable at any time prior to their expiration date or for two months after such Employee’s date of termination of employment, whichever period is shorter.

        6.9   Limited Transferability. If permitted by the Committee in the Agreement, a Participant may transfer an Option granted hereunder, including, but not limited to, transfers to members of his or her Immediate Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners, if (i) the Participant does not receive any consideration in any form whatsoever for such transfer, (ii) such transfer is permitted under applicable tax laws, and (iii) the Participant is an Insider, such transfer is permitted under Rule 16b-3 of the Exchange Act as in effect from time to time. Any Option so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Option immediately prior to the transfer thereof. Any reference in any such Agreement to the employment by or performance of services for the Company by the Participant shall continue to refer to the employment of, or performance by, the transferring Participant. For purposes hereof, “Immediate Family” shall mean the Participant and the Participant’s spouse, and their respective siblings, ancestors and descendants. Any Option that is granted pursuant to any Agreement that did not initially expressly allow the transfer of said Option, and that has not been amended to expressly permit such transfer, shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and such Option thus shall be exercisable in the Participant’s lifetime only by the Participant.

        6.10   Shareholder Rights. No Participant shall have any rights as a shareholder with respect to Shares subject to his Option until the issuance of such Shares to the Participant pursuant to the exercise of such Option.

ARTICLE 7.   RESTRICTED STOCK; STOCK AWARDS

        7.1   Grants. The Committee may from time to time in its discretion grant Restricted Stock and Stock Awards to Participants, and may determine the number of Shares of Restricted Stock or Stock Awards to be granted. The Committee shall determine the terms and conditions of, and the amount of payment, if any, to be made by the Participant for such Shares or Restricted Stock. A grant of Restricted Stock may, in addition to other conditions, require the Participant to pay for such Shares of Restricted Stock, but the Committee may establish a price below Fair Market Value at which the Participant can purchase the Shares of Restricted Stock. Each grant of Restricted Stock shall be evidenced by an Agreement containing terms and conditions not inconsistent with the Plan as the Committee shall determine to be appropriate in its sole discretion. The maximum number of Shares of Restricted Stock or Stock Awards which can be granted under the Plan during any calendar year to any individual is 150,000 Shares.

        7.2   Restricted Period; Lapse of Restrictions. At the time a grant of Restricted Stock is made, the Committee shall establish a period or periods of time (the “Restricted Period”) applicable to such grant which, unless the Committee otherwise provides, shall not be less than six months. Subject to the other provisions of this Article 7, at the end of the Restricted Period all restrictions shall lapse and the Restricted Stock shall vest in the Participant. At the time a grant is made, the Committee may, in its discretion, prescribe conditions for the incremental lapse of restrictions during the Restricted Period, and for the lapse or termination of restrictions upon the occurrence of other conditions in addition to or other than the expiration of the Restricted Period, with respect to all or any portion of the Restricted Stock. Such conditions may, but need not, include, without limitation, the following:

      (a)   The death or Retirement of the Employee to whom Restricted Stock is granted, or

      (b)   The occurrence of a Change in Control (as defined in Section 12.1).

The Committee may also, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock at any time after the date the grant is made.

        7.3   Rights of Holder; Limitations Thereon. Upon a grant of Restricted Stock, a stock certificate (or certificates) representing the number of Shares of Restricted Stock granted to the Participant shall be registered in the Participant’s name, and shall be held in custody by the Company or a bank selected by the Committee for the Participant’s account. Following such registration, the Participant shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to receive dividends, if and when declared by the Board of Directors, and to vote such Restricted Stock, except that the right to receive cash dividends shall be the right to receive such dividends either in cash currently or by payment in Restricted Stock, as the Committee shall determine, and except further that, the following restrictions shall apply:

      (a)   The Participant shall not be entitled to delivery of a certificate until the expiration or termination of the Restricted Period for the Shares represented by such certificate and the satisfaction of any and all other conditions prescribed by the Committee;

      (b)   None of the Shares of Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of any and all other conditions prescribed by the Committee; and

      (c)   All of the Shares of Restricted Stock that have not vested shall be forfeited, and all rights of the Participant to such Shares of Restricted Stock shall terminate without further obligation on the part of the Company, unless the Participant has remained an employee of (or non-Employee Director of or active independent contractor or consultant providing services to) the Company or any of its Subsidiaries, until the expiration or termination of the Restricted Period and the satisfaction of any and all other conditions prescribed by the Committee applicable to such Shares of Restricted Stock. Upon the forfeiture of any Shares of Restricted Stock, such forfeited Shares shall be transferred to the Company without further action by the Participant, and shall, in accordance with Section 4.2, again be available for grant under the Plan. If the Participant paid any amount for the Shares of Restricted Stock that are forfeited, the Company shall pay the Participant the lesser of the Fair Market Value of the Shares on the date they are forfeited or the amount paid by the Participant.

        With respect to any Shares received as a result of adjustments under Section 4.3 hereof and any Shares received with respect to stock dividends or in lieu of cash dividends declared on Restricted Stock, the Participant shall have the same rights and privileges, and be subject to the same restrictions, as are set forth in this Article 7.

        7.4   Delivery of Unrestricted Shares. Upon the expiration or termination of the Restricted Period for any Shares of Restricted Stock and the satisfaction of any and all other conditions prescribed by the Committee, the restrictions applicable to such Shares of Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions except any that may be imposed by law, to the holder of the Restricted Stock. The Company shall not be required to deliver any fractional Share, but will pay, in lieu thereof, the Fair Market Value (determined as of the date the restrictions lapse) of such fractional Share to the holder thereof. Concurrently with the delivery of a certificate for Restricted Stock, the holder shall be required to pay an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 15 below.

        7.5   Nonassignability of Restricted. Unless the Committee provides otherwise in the Agreement, no grant of, nor any right or interest of a Participant in or to, any Restricted Stock, or in any instrument evidencing any grant of Restricted Stock under the Plan, may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

ARTICLE 8.   PERFORMANCE SHARES

        8.1   Grant of Performance Shares of Performance Shares. Subject to the terms hereof, Performance Shares may be granted to eligible Employees at any time and from time to time for no consideration, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant; provided, however, that unless and until the Company’s shareholders vote to change the maximum number of Performance Shares that may be earned by any one Named Executive Officer (subject to the provisions of Article 13), none of the Named Executive Officers may earn more than 150,000 Performance Shares with respect to any performance period.

        8.2   Value of Performance Shares. . Each Performance Share shall have a value equal to the Fair Market Value of a Share on the date the Performance Share is earned. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number of Performance Shares that will be earned by the Participants. The time period during which the performance goals must be met shall be called a “performance period.” Performance periods shall, in all cases, equal or exceed two (2) years in length. The performance goals shall be established at the beginning of the performance period (or within such time period as is permitted by Code Section 162(m) and the regulations thereunder).

        Unless and until the Company’s shareholders vote to change the general performance measures (subject to the provisions of Article 13), the attainment of which shall determine the number of Performance Shares earned hereunder, the Committee will use one or more of the following performance measures for purposes of Awards under the Plan to Named Executive Officers: total shareholder return, return on assets, return on equity, earnings per share, revenue growth, operating income, estimated earnings, net income, market value of shares and pre-tax profit performance. Each fiscal year of the Company, the Committee, in its sole discretion, may select among the performance measures specified in this Section 8.2 and set the relative weights to be given to such performance measures. However, in the case of Participants who are not Named Executive Officers, the Committee in its sole discretion may approve performance measures that are not specified in this Section 8.2 without obtaining shareholder approval of such measures.

        In the event that applicable tax and/or securities laws (including, but not limited to, Code Section 162(m) and Section 16 of the Exchange Act) change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

        8.3   Earning of Performance Shares. . After the applicable performance period has ended, the Committee shall certify the extent to which the established performance goals have been achieved. Subsequently, each holder of Performance Shares shall be entitled to receive payout on the number of Performance Shares earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee may, in its sole discretion, increase or decrease the amount of a Final Award otherwise payable to a Participant under this Article 8 if, in the Committee’s view, the Company’s financial performance during the relevant period justifies such adjustment, whether or not any one or more of the established performance goals has been achieved; provided, however, that the Committee shall have no discretion to increase the amount of a Final Award otherwise payable to a Named Executive Officer under this Article 8.

        8.4   Form and Timing of Payment of Performance Shares. . Except as otherwise provided in Article 12 hereof, payment of earned Performance Shares shall be made, in a single lump sum, promptly but in no event later than the Incentive Payment Date. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which have, as of the close of the applicable performance period, an aggregate Fair Market Value equal to the value of the earned Performance Shares.

        8.5   Termination of Employment Due to Death, Retirement or at the Request of the Company Without Cause the Request of the Company Without Cause. Unless the Award Agreement provides otherwise, in the event the employment of a Participant is terminated by reason of death, Retirement or by the Company without Cause during a performance period, the Participant shall receive a prorated payout with respect to the unearned Performance Shares. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held the unearned Performance Shares during the performance period relative to the length of the performance period, and shall be the greater of the target award prorated for the applicable time period, or the payout earned on the basis of actual performance measured by the achievement of the established performance goals prorated to the time of his termination due to death, Retirement or by the Company without Cause.

        Payment of earned Performance Shares to Participants whose termination is due to Retirement or by the Company without Cause shall be made at the same time payments are made to Participants who did not terminate employment during the applicable performance period.

        8.6   Termination of Employment for Other Reasons. . Except as provided in Article 12 and in the Award Agreement, in the event that a Participant’s employment terminates during a performance period for any reason other than those reasons set forth in Section 8.5, all unearned Performance Shares shall be forfeited by the Participant to the Company.

        8.7   Nontransferability. Unless the Committee provides otherwise in the Award Agreement, Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant’s Performance Share rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

ARTICLE 9.   BENEFICIARY DESIGNATION

        To the extent applicable, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant, in writing, with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate. If required, the spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary or beneficiaries other than the spouse.

ARTICLE 10.   DEFERRALS

        The Committee may permit a Participant to defer to another plan or program such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, the vesting of Restricted Stock, or the earning of a Performance Share Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 11.   RIGHTS OF PARTICIPANTS

        11.1   Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or a Parent, Subsidiary, or affiliate of the Company to terminate any Participant’s employment by, or performance of services for, the Company or any Parent, Subsidiary, or affiliate of the Company, at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or a Parent, Subsidiary, or affiliate of the Company. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

        11.2   Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, previously having been so selected, to be selected to receive a future Award.

ARTICLE 12.   CHANGE IN CONTROL

        Upon the occurrence of a Change in Control, except as provided otherwise in the Award Agreement or unless otherwise specifically prohibited by the terms of Article 17:

      (a)   Any and all Options granted to Participants under the Plan shall become fully vested and immediately exercisable;

      (b)   To the extent provided by the Committee in the Award Agreement, the earning of unearned Performance Shares will be based upon the target award levels or the actual performance compared with goals prorated to the date of the Change in Control. Unearned Performance Shares outstanding at the time of a Change in Control will be fully vested (subject to the employment requirements in the next sentence) and will be payable in Common Stock or cash, or a combination thereof as determined by the Committee. The Participant will be entitled to payment of vested Performance Shares for a performance period only if (i) he remains employed by the Company or Subsidiary (or their respective successors) until the date that would have been the last day of the performance period, at which time the payment of the Performance Shares shall be made, or (ii) prior to the end of the performance period, his employment is terminated by the Company or Subsidiary without Cause, he terminates employment for a reason other than Cause or he retires as permitted by any retirement plan of the Company then in effect, or he dies. In any of these cases, payment of vested Performance Shares shall be made as soon as possible after the Participant ceases active employment.

      (c)   Unless otherwise provided in the Award Agreement, all restrictions on an Award of Restricted Stock shall lapse and such Restricted Stock shall be delivered to the Participant in accordance with Section 7.4; and

      (d)   Subject to Article 13 hereof the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.

ARTICLE 13.   AMENDMENT, MODIFICATION AND TERMINATION

        13.1   Amendment, Modification and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that, unless approved by the holders of a majority of the total number of Shares of the Company represented and voted at a meeting at which a quorum is present, no amendment shall be made to the Plan if such amendment would (a) materially modify the eligibility requirements provided in Article 5; (b) increase the total number of Shares which may be granted under the Plan (except as provided in Section 4.3); (c) extend the term of the Plan; or (d) amend the Plan in any other manner which the Board, in its discretion, determines should become effective only if approved by the shareholders, even if such shareholder approval is not expressly required by the Plan or by law.

        13.2   Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. The Committee shall, with the written consent of the Participant holding such Award, have the authority to cancel Awards outstanding.

        13.3   Compliance With Code Section 162(m). At all times when the Committee determines that compliance with Code Section 162(m) is required or desired, all Awards granted under this Plan to Named Executive Officers shall comply with the requirements of Code Section 162(m). In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards under the Plan, the Committee may, subject to this Article 13, make any adjustments it deem appropriate.

ARTICLE 14.   WITHHOLDING

        14.1   Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with an Award under this Plan.

        14.2   Share Withholding. With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder which are to be paid in the form of Shares, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and elections by Insiders shall additionally comply with all legal requirements applicable to Share transactions by such Participants.

ARTICLE 15.   INDEMNIFICATION

        Each person who is or shall have been a member of the Committee, or the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 16.   SUCCESSORS

        All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 17.   LEGAL CONSTRUCTION

        17.1   Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.

        17.2   Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        17.3   Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        17.4   Regulatory Approvals and Listing. The Company shall not be required to issue any certificate or certificates for Shares under the Plan prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable; (ii) the admission of such shares to listing on any national securities exchange or Nasdaq on which the Company’s Shares may be listed; and (iii) the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

        To the extent applicable, if required by the then-current Section 16 of the Exchange Act, any “derivative security” or “equity security” offered pursuant to the Plan to any Insider may not be sold or transferred for at least six (6) months after the date of grant of such Award. The terms “equity security” and “derivative security” shall have the meanings ascribed to them in the then-current rules promulgated under Section 16(a) under the Exchange Act.

        The Committee may impose such restrictions on any Shares acquired pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded and under any blue sky or state securities laws applicable to such Shares.

        17.5   Securities Law Compliance. To the extent applicable, with respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

        17.6   Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Georgia.

        AS APPROVED BY THE BOARD OF DIRECTORS OF AARON RENTS, INC. ON MARCH 13, 2001.

AARON RENTS, INC
By:	/s/ Gilbert L. Danielson

Name:	Gilbert L. Danielson
Title:	Executive Vice President and Chief Financial Officer